Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Chris Nagel
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE	September 16, 2009
FreightCar America, Inc. Completes Restatement of Prior Period Financial Statements
Company Also Announces Date for Finalized 2Q09 Earnings Release and Call
Chicago, IL, September 16, 2009 — On September 16, 2009, the Company filed an amended annual report on Form 10-K/A with the SEC to restate its financial statements for the years ended December 31, 2008 and 2007, and for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008. On that date, the Company also filed an amended quarterly report on Form 10-Q/A with the SEC to restate its quarterly financial statements for the period ended March 31, 2009.
The following summarizes the adjustments to the reported amounts (in thousands) of FreightCar America’s total liabilities and net income for 2007 and 2008 and the first quarter of 2009. The complete restated financial statements for all affected periods are included in the filings referenced above, which are available on the SEC’s website.

		Restated		Restated		Restated
	FY 2007	FY 2007	FY 2008	FY 2008	1Q’09	1Q’09
Liabilities	$157,812	$155,056	$192,125	$178,467	$153,398	$145,254
Net Income	26,468	27,459	4,614	11,420	2,595	2,397
The Company restated these financial statements due to historical accounting errors relating to accounts payable. The Company determined that accounts payable was overstated by $12.3 million as of June 30, 2009. On July 27, 2009, the audit committee of the board of directors of the Company concluded that the Company’s financial statements for the periods noted above should no longer be relied upon because of these errors.
In connection with its review of these accounting errors, the Company determined that it had control deficiencies pertaining to systems change controls, inventory valuation controls and account reconciliation controls that constituted material weaknesses. The Company identified the accounting errors in connection with the implementation of a new enterprise-wide reporting and management software platform, or ERP system, to improve processes and strengthen these controls throughout the Company. Further descriptions of these deficiencies, as well as the Company’s efforts to remediate them, are included in the Forms 10-K/A and 10-Q/A described above.
The restatement has caused the Company to fail to comply with certain representations and covenants in its two credit facilities. On August 7, 2009, the Company received waivers of these representations and covenants from the lenders under these credit facilities. These waivers are subject to the condition that the Company comply with the representations and covenants by September 30, 2009.

Chris Ragot, President and Chief Executive Officer of FreightCar America, stated, “We are pleased with the manner in which we have resolved this issue. The actual amount of the overstatement of our accounts payable was consistent with our preliminary assessment, and we have worked diligently to meet our timeline for resolving the issue and restating our financial results before the end of the third quarter. Most importantly, this issue has not affected our ability to effectively run the business and we remain focused on working towards our long-term strategic goals.”
Second Quarter Earnings Announcement
The Company will issue a press release on Tuesday, September 22, 2009 and will host a conference call at 11:00 a.m. (Eastern Daylight Time) on the same day to discuss the Company’s second quarter financial results. To participate in the conference call, please dial (800) 288-8961. Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call.
An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on September 22, 2009 until 11:59 p.m. (Eastern Daylight Time) on October 22, 2009. To access the replay, please dial (800) 475-6701. The replay pass code is 115800. An audio replay of the call will be available on the Company’s website within two days following the earnings call.
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.
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